EMPOWERING patent OWNERS, REWARDING INVENTION

FOR RELEASE
May 9, 2019

Contact:
Investors:
Hayden IR
Rob Fink, 646-415-8972
actg@haydenir.com

Media:
Sloane & Company
Joe Germani / Kristen Duarte, 212-486-9500
jgermani@sloanepr.com / kduarte@sloanepr.com

ACACIA RESEARCH REPORTS
FIRST QUARTER FINANCIAL RESULTS

Company Closes First Patent Investments since 2016
Completes Reconstitution of Board with Highly Credentialed and Relevant Directors

Newport Beach, Calif. - (BUSINESS WIRE) - May 9, 2019 - Acacia Research Corporation(1) ("Acacia" or "the Company") (Nasdaq: ACTG) today reported results for the three months ended March 31, 2019.

Statements from Alfred V. Tobia Jr. and Clifford Press

“Acacia continued to execute a disciplined approach to developing its intellectual property business,” commented Clifford Press, Director. “A crucial initial step was completing the reconstitution of our Board with four highly experienced directors with significant expertise in a wide-range of intellectual property and investing disciplines. Acacia is prudently developing a pipeline of opportunities to capitalize on investments that meet our criteria and are capable of producing substantial returns. During the first quarter, the Company closed the acquisition of two patent portfolios. We have eight legacy portfolios currently active and are methodically evaluating additional opportunities to grow the overall IP portfolio.”

Al Tobia, Director, added, “With a streamlined cost structure, a strengthened board and an active licensing team in place, we are systematically advancing our IP business. As our activity to identify new investments and deploy capital has increased, so has the scale, scope and quality of our deal flow. We are evaluating an increasing number of potential investments while advancing new partnership opportunities with patent owners that we have optioned.”

Business Outlook

Mr. Tobia added, “The existing portfolio of Acacia has a limited number of remaining licenses to be negotiated. As expected, we did not generate significant revenues in the first quarter of 2019. For the full year 2019, we continue to expect gross revenues of approximately $25 million, all from the existing portfolio.”

First Quarter Financial Summary:

•	Gross revenues were $3.4 million during the quarter.

•	After deducting inventor royalties and contingent legal fees, net revenues were $1.9 million, or 55% of gross revenues.

•	Operating loss was $6.9 million.

•	GAAP net loss was $4.4 million or $0.09 per diluted share.

•	Non-GAAP net loss was $5.1 million or $0.10 per diluted share. See below for information regarding non-GAAP financial measures.

•	Cash used in operating activities for the 3 months ended March 31, 2019 was $2.0 million.

Balance Sheet

•	Cash and short-term investments totaled $167.9 million as of March 31, 2019, as compared to $165.5 million as of December 31, 2018.

Investor Conference Call:

The Company will host an investor conference call and live webcast to provide a business update on Friday, May 10, 2019, to begin at 11:00 AM (EDT) / 8:00 AM (PDT). To access the live call, please dial (800) 289-0438 (U.S. and Canada) or (323) 794-2423 (international) and reference conference ID 2573190.

The conference call will also be webcasted on the Company’s website at http://acaciaresearch.com/events/. Following the conclusion of the live call, a replay of the webcast will be available on the Company's website for at least 30 days.

INFORMATION ABOUT NON-GAAP FINANCIAL MEASURES
As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.  This earnings release includes financial measures, including (1) non-GAAP net income and (2) non-GAAP Earnings Per Share (“EPS”), that are considered non-GAAP financial measures as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
 Non-GAAP Net income and EPS. We define non-GAAP net income as net income calculated in accordance with GAAP, plus unrealized change in fair value of investments, loss on investment, non-cash stock compensation charges and non-cash patent amortization charges.  Non-GAAP EPS is defined as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis, calculated in accordance with GAAP, for the respective reporting period. Additional information regarding these non-GAAP measures is available in previously disclosed SEC filings.
Non-GAAP net income does not reflect realized losses and unrealized changes to the fair value of our investment in Veritone, Inc. We had previously included unrealized changes to the fair value of our investment in Veritone, Inc. in Non-GAAP net income in our previously reported earnings releases. However, given the volatility of Veritone’s market price, we believe excluding our Veritone investment from Non-GAAP net income more accurately reflects our financial performance.
These non-GAAP measures are presented because they are important metrics used by management as a means to assess financial performance.
There are a number of limitations related to the use of non-GAAP net income and EPS versus net income and EPS calculated in accordance with GAAP. These non-GAAP measures should not be considered alternatives to financial metrics derived in accordance with GAAP. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and EPS and evaluating non-GAAP net income and EPS in conjunction with net income and EPS calculated in accordance with GAAP.
The table below titled “Reconciliation of GAAP Net Income (Loss) and EPS to Non-GAAP Net Income (Loss) and EPS (In thousands, except share and per share data)” provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.
Due to uncertainties related to our ability to utilize certain deferred tax assets in future periods, we have recorded a full valuation allowance against our net deferred tax assets for the periods presented herein. Tax expense for the periods presented reflects foreign taxes withheld on revenue agreements with licensees in foreign jurisdictions and other state taxes, and the impact of the full valuation allowance recorded for net operating loss and foreign tax credit related tax assets generated during the periods. As such, no tax benefit was recognized for net operating loss and foreign tax credit related tax benefits generated during the applicable periods presented. Accordingly, there are no income tax effects related to our adjustments to arrive at our non-GAAP measures included herein.
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ABOUT ACACIA RESEARCH CORPORATION

Founded in 1993, Acacia Research Corporation (ACTG) invests in Intellectual Property Assets and partners with inventors and patent owners to realize the financial value in their patented inventions. Acacia bridges the gap between invention and application, facilitating efficiency and delivering monetary rewards to the patent owner.

Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the ability to successfully implement our strategic plan, the ability to successfully build out a new leadership team within a certain timeframe, the ability to streamline financial reporting, the ability to successfully develop licensing programs and attract new business, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general, general economic conditions and the success of our investments.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and any amendments to the forgoing, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

The results achieved in the most recent quarter are not necessarily indicative of the results to be achieved by us in any subsequent quarters, as it is currently anticipated that Acacia Research Corporation’s financial results will vary, and may vary significantly, from quarter to quarter.  This variance is expected to result from a number of factors, including risk factors affecting our results of operations and financial condition referenced above, and the particular structure of our licensing transactions, which may impact the amount of inventor royalties and contingent legal fees expenses we incur period to period.

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2019	2018

Revenues	$3,387	$62,093
Portfolio operations:
Inventor royalties	1,353	21,744
Contingent legal fees	177	15,759
Patent acquisition expenses	—	4,000
Litigation and licensing expenses - patents	3,801	2,989
Amortization of patents	656	5,330
Other portfolio expenses	650	—
Total portfolio operations	6,637	49,822
Net portfolio income (loss)	(3,250)	12,271
General and administrative expenses	3,695	3,301
Operating income (loss)	(6,945)	8,970
Other income (expense):
Change in fair value of investment, net	6,908	(41,097)
Loss on sale of investment	(5,590)	—
Interest income and other	1,543	207
Total other income (expense)	2,861	(40,890)
Loss before provision for income taxes	(4,084)	(31,920)
Provision for income taxes	(314)	(191)
Net loss including noncontrolling interests in subsidiaries	(4,398)	(32,111)
Net loss attributable to noncontrolling interests in subsidiaries	14	73
Net loss attributable to Acacia Research Corporation	$(4,384)	$(32,038)

Net loss attributable to common stockholders - basic and diluted	$(4,384)	$(32,038)
Basic and diluted loss per common share	$(0.09)	$(0.63)
Weighted average number of shares outstanding - basic and diluted	49,655,881	50,632,958

Reconciliation of GAAP Net Loss and EPS to Non-GAAP Net Income (Loss) and EPS
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018

GAAP net loss	$(4,384)	$(32,038)
Add back:
Change in fair value of investment, net	(6,908)	41,097
Loss on sale of investment	5,590	—
Non-cash stock compensation expense	(8)	(1,024)
Non-cash patent amortization	656	5,330
Pro forma non-GAAP net income (loss)	$(5,054)	$13,365
Pro forma non-GAAP net income (loss) per common share - diluted	$(0.10)	$0.26
GAAP weighted-average shares — diluted	49,655,881	50,713,645

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION, (CONTINUED)
(In thousands)
(Unaudited)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$73,285	$128,809
Trading securities - debt	93,756	33,642
Trading securities - equity	831	3,012
Accounts receivable	23,964	32,884
Prepaid expenses and other current assets	3,686	3,125
Total current assets	195,522	201,472
Investment at fair value	5,483	7,459
Investment - other	8,195	8,195
Patents, net of accumulated amortization	9,681	6,587
Other non-current assets	216	236
	$219,097	$223,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,448	$8,347
Accrued patent investment costs	3,750	—
Royalties and contingent legal fees payable	16,149	22,688
Total current liabilities	31,347	31,035

Other liabilities	916	1,674
Total liabilities	32,263	32,709
Total stockholders’ equity	186,834	191,240
	$219,097	$223,949

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION, (CONTINUED)
(In thousands)
(Unaudited)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss including noncontrolling interests in subsidiaries	$(4,398)	$(32,111)
Adjustments to reconcile net loss including noncontrolling interests in subsidiaries to net cash provided by operating activities:
Change in fair value of investment, net	(6,908)	41,097
Loss on sale of investment	5,590	—
Depreciation and amortization	660	5,344
Non-cash stock compensation	(8)	(1,024)
Income from trading securities	(1,077)	—
Other	—	(87)
Changes in assets and liabilities:
Accounts receivable	8,920	(59)
Prepaid expenses and other assets	(541)	(863)
Accounts payable and accrued expenses	2,343	1,065
Royalties and contingent legal fees payable	(6,539)	36,608

Net cash provided by (used in) operating activities	(1,958)	49,970

Cash flows from investing activities:
Sale of investment	3,294	—
Investments in Investees	—	(7,000)
Purchase of available-for-sale investments	(60,193)	(33,309)
Maturities and sales of available-for-sale investments	3,339	4,000
Purchases of property and equipment	(6)	—

Net cash used in investing activities	(53,566)	(36,309)

Cash flows from financing activities:
Repurchased restricted common stock	—	(7)
Proceeds from exercises of stock options	—	31

Net cash provided by financing activities	—	24

Increase (decrease) in cash and cash equivalents	(55,524)	13,685

Cash and cash equivalents, beginning	128,809	136,604

Cash and cash equivalents, ending	$73,285	$150,289

Footnotes:

(1) As used herein, “Acacia Research Corporation,” “we,” “us,” and “our” refer to Acacia Research Corporation and/or its wholly and majority-owned operating subsidiaries. All intellectual property investment, development, licensing and enforcement activities are conducted solely by certain of Acacia Research Corporation’s wholly and majority-owned operating subsidiaries.